Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Fourth Quarter Results
Ankeny, IA, June 6, 2023 - Casey’s General Stores, Inc., ("Casey's" or the "Company") (Nasdaq symbol CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months and year ended April 30, 2023.

Fourth Quarter 2023 Key Highlights

•Diluted EPS of $1.49, compared to $1.60 from the prior year.
•Inside same-store sales up 6.5% with an inside margin of 39.6%. Total inside gross profit increased 8.9% to $445.5 million compared to the prior year.
•Fuel same-store gallons were flat with a fuel margin of 34.6 cents per gallon. Total fuel gross profit decreased 2.2% to $219.7 million compared to the prior year.
•Same-store labor hours decreased by 3.3% compared to the prior year.
•In June, Casey's increased the quarterly dividend 13% to $0.43 per share, marking the 24th consecutive annual increase.

Fiscal Year 2023 Key Highlights

•Diluted EPS of $11.91, up 30.9% over the prior year.
•Net income increased 31.5% to $446.7 million, and EBITDA1 increased 18.9% to $952.5 million.
•The Company added 81 new stores in the fiscal year, ending the year at 2,521 stores.
•Casey's Rewards members grew to 6.4 million at year-end.
•Private label penetration in the grocery and general merchandise category was over 9% on both units and gross profit for the year.

“Casey's closed out its three-year strategic plan with another record fiscal year for its shareholders, highlighted by 19% EBITDA growth and 31% diluted EPS growth," said Darren Rebelez, President and CEO. “Inside same-store sales performed well, up 6.5%, or 13.6% on a two-year stack basis, led by alcoholic and non-alcoholic beverages, as well as strong performance in pizza and bakery. We continued to strike the right balance between fuel gallon volume and gross profit margin throughout the year to drive fuel gross profit up 15.7% from the prior year. The team did a tremendous job managing cost as same-store operating expense excluding credit-card fees were only up 2.8% versus the prior year. Finally, we are busy operating 81 new stores, finishing the year with 2,521 stores. As we look to discuss our next strategic plan on June 27th, I am proud of the hard work and dedication of the Casey's team, and we are well positioned to continue delivering long-term shareholder value.”

Earnings

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Net income (in thousands)	$56,092	$59,777	$446,691	$339,790
Diluted earnings per share	$1.49	$1.60	$11.91	$9.10
Adjusted EBITDA (in thousands)	$166,917	$165,506	$959,335	$800,040

Fourth quarter adjusted EBITDA was up slightly versus the prior year primarily due to higher inside gross profit partially offset by higher operating expense and lower fuel gross profit. Net income and Diluted EPS were down compared to the same period a year ago, as the slight increase in adjusted EBITDA was more than offset by a higher tax rate and higher depreciation expense.
1 EBITDA and Adjusted EBITDA are reconciled later in the document

Inside

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Inside sales (in thousands)	$1,124,060	$1,037,315	$4,768,337	$4,345,627
Inside same-store sales	6.5%	5.2%	6.5%	6.6%
Grocery and general merchandise same-store sales	7.1%	4.3%	6.3%	6.3%
Prepared food and dispensed beverage same-store sales	4.9%	7.6%	7.1%	7.4%
Inside gross profit (in thousands)	$445,549	$409,040	$1,904,856	$1,739,829
Inside margin	39.6%	39.4%	39.9%	40.0%
Grocery and general merchandise margin	33.0%	32.5%	33.6%	32.7%
Prepared food and dispensed beverage margin	56.8%	56.9%	56.6%	59.2%

Total inside sales were up 8.4% for the quarter and total inside gross profit was up 8.9%. Inside same-store sales were up 6.5%, or 12.0% on a two-year stack basis, driven by strong performance in non-alcoholic and alcoholic beverages in the grocery and general merchandise category as well as bakery and hot food in the prepared food and dispensed beverage category. Inside margin was up 20 basis points for the quarter primarily due to mix shift to higher margin items like grab and go beverages in the grocery and general merchandise category as well as increased private label penetration versus the prior year.

Fuel2

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Fuel gallons sold (in thousands)	635,916	621,118	2,672,366	2,579,179
Same-store gallons sold	0.0%	1.5%	(0.8)%	4.4%
Fuel gross profit (in thousands)	$219,746	$224,637	$1,074,913	$928,868
Fuel margin (cents per gallon, excluding credit card fees)	34.6 ¢	36.2 ¢	40.2 ¢	36.0 ¢

Same-store gallons sold were flat for the quarter. Fuel gross profit was down 2.2% due to a decrease of 1.6 cents per gallon partially offset by a 2.4% increase in total fuel gallons sold. The Company did not sell any renewable fuel credits (RINs) in the fourth quarter, while $1.1 million in RINs were sold in the same period last year.

Operating Expenses

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Operating expenses (in thousands)	$521,729	$490,904	$2,119,942	$1,961,473
Credit card fees (in thousands)	$51,287	$53,208	$217,714	$202,584
Same-store operating expense excluding credit card fees	2.7%	8.0%	2.8%	8.9%

Total operating expenses increased 6.3% for the fourth quarter. Approximately 1.5% of the increase is due to operating 69 more stores than a year ago. Approximately 2% of the increase was related to same-store operations. Finally, approximately 1% of the change is related to an increase in accrued costs for incentive compensation due to strong financial performance. Same-store employee expense was flat as the increase in employee wage rate was offset by a 3.3% reduction in same-store labor hours.

2 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2022	2,452
New store construction	34
Acquisitions	47
Acquisitions not opened	(4)
Prior acquisitions opened	2
Closed	(10)
April 30, 2023	2,521

Liquidity
On April 21, 2023, the Company refinanced its credit facility with an unsecured $1.1 billion facility that includes an $850 million revolving line of credit and $250 million term loan, each with a five-year maturity. At April 30, the Company had approximately $1.3 billion in available liquidity, consisting of approximately $379 million in cash and cash equivalents on hand and $875 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $400 million remaining under its existing share repurchase authorization. There were no repurchases made against that authorization in the fourth quarter.

Dividend
At its June meeting, the Board of Directors voted to increase the quarterly dividend by 13% to $0.43 per share, which is the 24th consecutive year increasing the dividend. The dividend is payable August 15, 2023 to shareholders of record on August 1, 2023.

Fiscal 2024 Outlook
Casey's expects the following performance during fiscal 2024. The Company expects inside same-store sales to increase 3% to 5% and to improve inside margin to approximately 40% to 41%. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. Total operating expenses are expected to increase approximately 5% to 7%. The Company expects to add approximately 110 stores in fiscal 2024. Net interest expense is expected to be approximately $55 million. Depreciation and amortization is expected to be approximately $340 million and the purchase of property and equipment is expected to be approximately $500 to $550 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Total revenue	$3,328,701	$3,458,942	$15,094,475	$12,952,594
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,640,949	2,802,199	12,022,069	10,189,880
Operating expenses	521,729	490,904	2,119,942	1,961,473
Depreciation and amortization	80,631	77,866	313,131	303,541
Interest, net	12,800	15,291	51,815	56,972
Income before income taxes	72,592	72,682	587,518	440,728
Federal and state income taxes	16,500	12,905	140,827	100,938
Net income	$56,092	$59,777	$446,691	$339,790
Net income per common share
Basic	$1.50	$1.61	$11.99	$9.14
Diluted	$1.49	$1.60	$11.91	$9.10
Basic weighted average shares	37,283,677	37,170,941	37,266,851	37,158,898
Plus effect of stock compensation	290,000	197,800	252,844	197,800
Diluted weighted average shares	37,573,677	37,368,741	37,519,695	37,356,698

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2023	April 30, 2022
Assets
Current assets
Cash and cash equivalents	$378,869	$158,878
Receivables	120,547	108,028
Inventories	376,085	396,199
Prepaid expenses	22,107	17,859
Income taxes receivable	23,347	44,071
Total current assets	920,955	725,035
Other assets, net of amortization	192,153	187,219
Goodwill	615,342	612,934
Property and equipment, net of accumulated depreciation of $2,620,149 at April 30, 2023 and $2,425,709 at April 30, 2022	4,214,820	3,980,542
Total assets	$5,943,270	$5,505,730
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$52,861	$24,466
Accounts payable	560,546	588,783
Accrued expenses	313,718	291,429
Total current liabilities	927,125	904,678
Long-term debt and finance lease obligations, net of current maturities	1,620,513	1,663,403
Deferred income taxes	543,598	520,472
Insurance accruals, net of current portion	32,312	27,957
Other long-term liabilities	159,056	148,382
Total liabilities	3,282,604	3,264,892
Total shareholders’ equity	2,660,666	2,240,838
Total liabilities and shareholders’ equity	$5,943,270	$5,505,730

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve months ended April 30,
	2023	2022
Cash flows from operating activities:
Net income	$446,691	$339,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	313,131	303,541
Amortization of debt issuance costs	1,789	2,527
Stock-based compensation	47,024	37,976
Loss (gain) on disposal of assets and impairment charges	6,871	(1,201)
Deferred income taxes	23,126	82,721
Changes in assets and liabilities:
Receivables	(12,519)	(33,025)
Inventories	24,090	(76,730)
Prepaid expenses	(4,248)	(6,376)
Accounts payable	(9,483)	165,893
Accrued expenses	20,292	23,574
Income taxes	20,652	(35,716)
Other, net	4,535	(14,233)
Net cash provided by operating activities	881,951	788,741
Cash flows from investing activities:
Purchase of property and equipment	(476,568)	(326,475)
Payments for acquisitions of businesses, net of cash acquired	(85,569)	(901,638)
Proceeds from sales of property and equipment	17,103	70,118
Net cash used in investing activities	(545,034)	(1,157,995)
Cash flows from financing activities:
Proceeds from long-term debt	—	450,000
Repayments of long-term debt	(40,970)	(188,537)
Payments of debt issuance costs	(3,940)	(1,149)
Proceeds from exercise of stock options	—	133
Payments of cash dividends	(55,617)	(51,212)
Tax withholdings on employee share-based awards	(16,399)	(17,648)
Net cash (used in) provided by financing activities	(116,926)	191,587

Net increase (decrease) in cash and cash equivalents	219,991	(177,667)
Cash and cash equivalents at beginning of the period	158,878	336,545
Cash and cash equivalents at end of the period	$378,869	$158,878
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Twelve months ended April 30,
	2023	2022
Cash paid during the period for:
Interest, net of amount capitalized	$56,799	$54,499
Income taxes, net	90,398	49,565
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	27,905	46,659

Summary by Category (Amounts in thousands)
Three months ended April 30, 2023	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$2,137,815	$809,838	$314,222	$66,826	$3,328,701
Gross profit	$219,746	$266,969	$178,580	$22,457	$687,752
	10.3%	33.0%	56.8%	33.6%	20.7%
Fuel gallons sold	635,916
Three months ended April 30, 2022
Revenue	$2,344,630	$744,043	$293,272	$76,997	$3,458,942
Gross profit	$224,637	$242,065	$166,975	$23,066	$656,743
	9.6%	32.5%	56.9%	30.0%	19.0%
Fuel gallons sold	621,118

Summary by Category (Amounts in thousands)
Twelve months ended April 30, 2023	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$10,027,310	$3,445,777	$1,322,560	$298,828	$15,094,475
Gross profit	$1,074,913	$1,156,451	$748,405	$92,637	$3,072,406
	10.7%	33.6%	56.6%	31.0%	20.4%
Fuel gallons sold	2,672,366
Twelve months ended April 30, 2022
Revenue	$8,312,038	$3,141,527	$1,204,100	$294,929	$12,952,594
Gross profit	$928,868	$1,027,477	$712,352	$94,017	$2,762,714
	11.2%	32.7%	59.2%	31.9%	21.3%
Fuel gallons sold	2,579,179

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2023	(2.3)%	0.3%	(0.5)%	0.0%	(0.8)%	F2023	44.7	¢	40.5	¢	40.7	¢	34.6	¢	40.2	¢
F2022	9.0	2.5	5.7	1.5	4.4	F2022	35.1		34.7		38.3		36.2		36.0
F2021	(14.6)	(8.6)	(12.1)	6.4	(8.1)	F2021	38.2		35.3		32.9		33.0		34.9

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	5.5%	6.9%	5.8%	7.1%	6.3%	F2023	33.9%	33.3%	34.0%	33.0%	33.6%
F2022	7.0	6.8	7.7	4.3	6.3	F2022	33.0	33.3	32.0	32.5	32.7
F2021	3.6	6.6	5.4	12.5	6.6	F2021	32.2	33.3	30.7	31.8	32.0

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	8.4%	10.5%	5.0%	4.9%	7.1%	F2023	55.6%	56.7%	57.3%	56.8%	56.6%
F2022	10.8	4.1	7.4	7.6	7.4	F2022	61.0	60.6	58.0	56.9	59.2
F2021	(9.8)	(3.6)	(5.0)	13.4	(2.1)	F2021	59.7	60.1	60.6	60.1	60.1

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and twelve months ended April 30, 2023 and 2022:

(In thousands)	Three Months Ended April 30,		Twelve Months Ended April 30,
	2023	2022	2023	2022
Net income	$56,092	$59,777	$446,691	$339,790
Interest, net	12,800	15,291	51,815	56,972
Depreciation and amortization	80,631	77,866	313,131	303,541
Federal and state income taxes	16,500	12,905	140,827	100,938
EBITDA	$166,023	$165,839	$952,464	$801,241
Loss (gain) on disposal of assets and impairment charges	894	(333)	6,871	(1,201)
Adjusted EBITDA	$166,917	$165,506	$959,335	$800,040
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.
Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 7, 2023. The call will be broadcast live over the Internet at 7:30 a.m. CDT.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772